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                                      MASSACHUSETTS ELECTRIC COMPANY
                             Computation of Ratio of Earnings to Fixed Charges
                                              (SEC Coverage)
                                                (Unaudited)

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                                                                Years Ended December 31,
                                                                -------------------------------------------------------------
                                                 1995         1994       1993        1992        1991
                                                 ----         ----       ----        ----        ----
                                                                    (In Thousands)
Net Income                                      $29,101     $34,726     $23,779    $34,905     $25,243
- ----------

Add income taxes and fixed charges
- ----------------------------------
  Current federal income taxes                    9,437     (6,762)       5,606      3,977       8,568
  Deferred federal income taxes                   6,156      24,932       3,430     13,451       3,889
  Investment tax credits - net                  (1,132)     (1,228)     (1,228)    (1,228)     (1,194)
  Massachusetts franchise tax                     3,935       4,681       3,348      3,858       2,920
  Interest on long-term debt                     25,901      20,967      23,403     21,910      20,157
  Interest on short-term debt and other           6,784       6,366       3,638      3,657       3,643
                                                -------     -------     -------    -------     -------
Net earnings available for fixed charges        $80,182     $83,682     $61,976    $80,530     $63,226
                                                -------     -------     -------    -------     -------

Fixed charges:
  Interest on long-term debt                    $25,901     $20,967     $23,403    $21,910     $20,157
  Interest on short-term debt and other           6,784       6,366       3,638      3,657       3,643
                                                -------     -------     -------    -------     -------
     Total fixed charges                        $32,685     $27,333     $27,041    $25,567     $23,800
                                                =======     =======     =======    =======     =======

Ratio of earnings to fixed charges                    2.45        3.06        2.29       3.15        2.66
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